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                                   EXHIBIT 2
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                             ACQUISITION AGREEMENT



     THIS ACQUISITION AGREEMENT, (hereinafter referred to as the "Agreement") is made and entered into this 26th day of September, 1997 by and between CONTESSA CORPORATION, a Delaware corporation (hereinafter referred to as "Contessa") and GASTRONNOMIA BOCCA DI ROSA, INC., a Florida (hereinafter referred to as "GBDR").


                                    RECITALS


     WHEREAS, Contessa desires to acquire all of the issued and outstanding shares of GBDR capital stock in exchange for 562,500 shares (the "Shares") of the authorized but previously unissued Contessa voting common stock, par value $.0001 per share (the "Common Stock") pursuant to the terms and conditions set forth herein;

     WHEREAS, Giuditta Investments, Inc. ("Giuditta"), a Florida corporation and the sole shareholder of all of the issued capital stock of GBDR, desires to exchange all of its shares of GBDR capital stock for shares of Contessa common stock in the respective amounts set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

     SECTION 1.1  Acquisition.  The parties agree that pursuant to this
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Agreement Contessa shall acquire all of the issued and outstanding shares of
GBDR common stock, in exchange for Five Hundred Sixty-Two Thousand Five Hundred (562,500) shares of authorized but previously unissued Contessa Common Stock (the "Acquisition"). It is also agreed to by the parties hereto that by acquiring all of the GBDR shares, Contessa will acquire all rights, title and interest to all assets and property presently owned by GBDR which assets and property may be subject to certain interest, liens and/or encumbrances. The parties hereto hereby further agree that at the Closing, as defined in the Escrow Agreement attached hereto, GBDR shall become a wholly-owned subsidiary of Contessa.

     SECTION 1.2  Issuance of Shares.
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     (a) Giuditta shall deliver to Contessa a stock certificate in the amount of
Five Hundred (500) shares, representing all of the issued shares and capital stock of GBDR, with executed stock powers. Contessa shall cause to be issued and delivered to Giuditta or its designees, stock certificates evidencing an aggregate of 562,500 shares of Common Stock.
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     (b) The Shares to be issued hereunder shall be authorized but previously unissued shares of Common Stock, and shall be issued to those persons and in the respective amounts as specified by Giuditta in writing.

     (c) All of the Shares to be issued hereunder are deemed "restricted securities" as defined by Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and the recipients shall represent that they are acquiring the Shares for investment purposes only and without the intent to make a further distribution of the Shares. All Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the restricted Shares to be issued hereunder shall bear the following, or similar legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT"), AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.


     SECTION 1.3  Financing.  Following the Closing, Contessa shall fund GBDR
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with $100,000 to be used for the development of GBDR's operations.


                                  ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                                   CONTESSA

     Contessa hereby represents, warrants and agrees that:

     SECTION 2.1  Organization of Contessa.  Contessa is a corporation duly
                  -------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. Contessa has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of Contessa, enforceable against Contessa in accordance with its respective terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

                                       2
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     SECTION 2.2  Capitalization of Contessa.  The authorized capital stock of
                  --------------------------
Contessa consists of 25,000,000 shares of which 20,000,000 are designated as common stock, par value $.0001 per share, and 5,000,000 are designated as blank check preferred stock, par value $.001 per share. Two Million Two Hundred Fifty
Thousand (2,250,000) shares are presently issued and outstanding.    The Shares
to be issued pursuant to this Agreement, when so issued, will be duly authorized, validly issued, fully paid and non-assessable. Upon the issuance of the Shares, Contessa will have Two Million Eight Hundred Twelve Thousand Five Hundred (2,812,500) shares issued and outstanding.

     SECTION 2.3  Corporate Documents.  The Contessa shareholders' list and
                  -------------------
corporate minute books are complete and accurate as of the date hereof and the corporate minute books contain the recorded minutes of all corporate meetings of shareholders and directors.

     SECTION 2.4  Litigation.  There is no litigation, arbitration, proceeding
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or investigation pending or threatened to which Contessa is a party or which may result in any material change in the business of condition, financial or otherwise, of Contessa or in any of its properties or assets, or which might result in any liability on the part of Contessa, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of Contessa, there is no basis for any such litigation, arbitration, proceeding or investigation.


                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                     GBDR

     GBDR hereby represents, warrants and agrees that:

     SECTION 3.1  Organization of GBDR.  GBDR is a corporation duly organized,
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validly existing and in good standing under the laws of Florida, is duly qualified and in good standing in every jurisdiction in which such qualification is necessary. There are no corporations or other entities with respect to which
(i) GBDR owns any of the outstanding stock or other interests, or (ii) GBDR may be deemed to be in control because of factors or relationships other than the quantity of stock or other interests owned in such entity except as otherwise disclosed hereto. GBDR has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 3.2  Capitalization.  The authorized capital stock of GBDR is 500
                  --------------
shares of common stock par value $1.00 per share, all of which have been previously issued to Giuditta.

                                       3
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     SECTION 3.3  Corporate Documents.  The GBDR shareholders' list and
                  -------------------
corporate minute books are complete and accurate as of the date hereof and the corporate minute books contain the recorded minutes of all corporate meetings of shareholders and directors.

     SECTION 3.4  Litigation.  There is no litigation, arbitration, proceeding
                  ----------
or investigation pending or threatened to which GBDR is a party or which may result in any material change in the business of condition, financial or otherwise, of GBDR or in any of its properties or assets, or which might result in any liability on the part of GBDR, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of GBDR, there is no basis for any such litigation, arbitration, proceeding or investigation.

     SECTION 3.5  Authority.  GBDR and, its sole shareholder, Giuditta, have
                  ---------
approved this Agreement and duly authorized the execution hereof. GBDR has full power, authority and legal right to enter into this Agreement on behalf of GBDR and its shareholder and to consummate the transactions contemplated hereby, and all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by GBDR with the provisions hereof will not (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of GBDR under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of GBDR, or any note, bond, mortgage, indenture, license, agreement or any instrument or obligation to which GBDR is a party or by which it is bound; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GBDR or any of its properties or assets.

     SECTION 3.6  Investment Purpose.  GBDR has received representations from
                  ------------------
its shareholder that the recipients of the Shares hereunder are acquiring the shares for investment purposes only and acknowledges that the Shares issued hereunder are "restricted securities" and may not be sold, traded or otherwise transferred without registration under the Securities Act or exemption therefrom.

     SECTION 3.7  Operations.  GBDR has leased 1,832 square feet on the ground
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floor at 2808 Bird Avenue, Coconut Grove, FL 33133 (the "Premises").  GBDR
intends to own and operate a retail food market and take-away prepared food service at the Premises which is scheduled to open on or before December 1, 1997.

                                       4
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                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     SECTION 4.1  Expenses.  Whether or not the transactions contemplated in
                  --------
this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense or as otherwise agreed to herein.

     SECTION 4.2. Brokers and Finders.  Each of the parties hereto represents,
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as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     SECTION 4.3  Necessary Actions.  Subject to the terms and conditions herein
                  -----------------
provided, each of the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the closing, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and/or directors of Contessa or GBDR, as the case may be, shall take all such necessary action.


                                   ARTICLE V

                                 MISCELLANEOUS

     SECTION 5.1  Parties in Interest.  This Agreement shall inure to the
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benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     SECTION 5.2  Severability.  The parties hereto agree and affirm that none
                  ------------
of the provisions herein is dependent upon the validity of any other provision, and if any part of this Agreement is deemed to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

     SECTION 5.3  Headings.  The "Article" and "Section" headings are provided
                  --------
herein for convenience of reference only and do not constitute a part of this Agreement.

     SECTION 5.4  Assignability.  This Agreement shall not be assigned by any of
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the parties hereto without the prior written consent of the other parties.

                                       5
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement of six (6) pages in a manner legally binding upon them as of the date first above written.

CONTESSA CORPORATION

                                              Attest:

By:
     ---------------------------------        ----------------------------------
Its:  President                               Secretary


GASTRONNOMIA BOCCA DI ROSA, INC.

                                              Attest:

By:
     ---------------------------------        ----------------------------------
Its:  President                               Secretary


GIUDITTA INVESTMENTS, INC.

                                              Attest:

By:
     ---------------------------------        ----------------------------------
Its:  President                               Secretary

                                       6